AgriFORCE

EXECUTIVE EMPLOYMENT AGREEMENT

Dated as of July 15, 2021

Between

AGRIFORCE GROWING SYSTEMS LTD.
(the "Company")

and

Mauro Pennella
(the "Executive")

TABLE OF CONTENTS

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is dated as of the **July 15, 2021** between

> **AGRIFORCE GROWING SYSTEMS LTD.**, a company incorporated pursuant to the laws of the Province of British Columbia, Canada with an address at #600, 777 Hornby Street, Vancouver, British Columbia V6Z 1S4
>
> (the "**Company**")
>
> and
>
> **Mauro Pennella** with an address at 344 Chestnut Hill Road, Norwalk, CT 06851 USA
>
> (the "**Executive**")

RECITALS

A. The Company is in the business of as a company specializing in the delivery of products and services to the agricultural technology industry.

B. The Executive is the **~~President/Chief Marketing Officer – AgriFORCE Brands~~** of the Company.

C. The Company and the Executive wish to enter into this Agreement pursuant to which the Executive will be employed as the **~~President/Chief Marketing Officer – AgriFORCE~~ Brands** of the Company on the terms and conditions set forth in this Agreement.

D. The Executive is in the process of seeking to relocate to Vancouver, British Columbia and has applied to obtain visa status that will grant the Executive the legal entitlement to work in Canada.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, **THE PARTIES AGREE AS FOLLOWS:**

ARTICLE 1–TERM

Section 1.1 Indefinite Term

The term of the Executive's employment by the Company under this Agreement is indefinite and will commence on **July 15, 2021** and shall thereafter continue unless and until such employment is earlier terminated by either party as hereinafter provided. For purpose of this Agreement, the Effective Date is deemed to be **July 15, 2021.**

ARTICLE 2- TITLE, SERVICES, REPORTING AND DUTIES

Section 2.1 Title and Services

(1) The Executive will continue to perform the duties and responsibilities normally and reasonably associated with the office of **President/Chief Marketing Officer – AgriFORCE Brands** which will include, without limitation, those services set out in Schedule "A" (collectively, the "**Services**").

(2) The Executive's shall be employed to provide the Services on a full-time basis.

(3) The Executive agrees that the Executive's duties and responsibilities may be modified as mutually agreed to by the Parties, each acting reasonably.

(4) The Executive will report to the board of directors of the Company (the "**Board**"), and will undertake and perform the Services.

Section 2.2 Conditions

The Executive's employment under this Agreement is generally conditional upon the Executive maintaining any required regulatory approvals for his involvement as a public company officer with any stock exchange, securities commission or like authority; remaining a person of good repute; and, if applicable, maintaining, in good standing, his professional qualification.

Section 2.3 Subsidiaries

The Executive will perform the Services on behalf of the Company and its subsidiaries. Accordingly, in this Agreement, the term "**the Company**" means the Company and all of its subsidiaries.

[*In the event that the Company is acquired (either directly or through a series of transactions) by a publicly traded company (a "**Pubco**") in connection with a going public transaction (a "**Going Public Transaction**"), the Company will be deemed to include the Pubco or any successor organizations*.]

Section 2.4 Duties

(1) The Executive acknowledges that, as a senior officer of the Company, the Executive will owe a fiduciary duty to the Company.

(2) The Executive will also:

(a) devote full-time effort and attention to the business and affairs of the Company;

(b) perform the Services in a competent and efficient manner and in a manner consistent with the Executive's fiduciary obligations to the Company as an executive officer thereof and in compliance with all reasonable Company policies of which the Executive is made aware, and will carry out all lawful instructions and directions from time to time given to the Executive in relation to the performance of the Services;

(c) use all commercially reasonable efforts to promote the interests and goodwill of the Company;

(d) comply with all Company policies and codes of business ethics, as adopted by the Board from time to time, including the Company's confidentiality and insider trading policies;

(e) not undertake any other business or occupation or become a director or officer, employee or agent of any other company, firm, society or person without prior written approval of the Board of Directors.

(3) The Executive warrants that the Executive shall perform the Services and conduct his other activities in a manner which is lawful and reputable and which is designed to bring good repute to the

Company, the Company's business interests and the Executive. In particular, and in this regard, the Executive specifically agrees to provide the Services in a sound and professional manner consistent with performance quality standards of the industry and otherwise in accordance with the terms of this Agreement. In the event that the Board of Directors has a reasonable concern that the Services as performed by the Executive are being conducted in a way contrary to law or are reasonably likely to bring disrepute to the business interests or to the Company's or the Executive's reputation, the Company may require that the Executive make such alterations in the Executive's activities, as the Board of Directors may reasonably require in its sole and absolute discretion to the extent necessary to address such reasonable concerns.

(4) The Executive will not knowingly breach, and will take all reasonable steps to inform himself about compliance with, all Canadian and foreign laws, whether federal, provincial or state, applicable to the Executive's respective duties and obligations hereunder. In particular, the Executive acknowledges the application of securities laws and his status as an "insider" as defined by such laws in connection with the trading in the Company's stock and dealing with its confidential information.

ARTICLE 3- PLACE OF EMPLOYMENT

Section 3.1 Vancouver Based

The Executive will provide Services based from the Company's Vancouver offices, but understands some travel may be necessary to where the Company currently or may in the future conduct business to the extent reasonably required to perform the Services.

Section 3.2

The Executive acknowledges and agrees that it is a continued condition of his employment with the Company pursuant to this Agreement that the Executive will be legally entitled to work in Canada and provide the employment services to the Company based from the Company's Vancouver offices. In order to satisfy this condition, the Executive will use best efforts to submit a visa application and to pursue the granting of a visa by the Government of Canada with the objective of being legally entitled to work in Canada by August 31 2021. The Company will use reasonable commercial efforts to assist the Executive with the Executive's application, as reasonably required to facilitate the granting of the visa. In the event that the Executive is not legally entitled to work in Canada by August 31, 2021, then each party will have the right to terminate this Agreement in accordance with the provisions o Section 7.7 of this Agreement.

ARTICLE 4- COMPENSATION AND BENEFITS

Section 4.1 Base Salary

The Executive shall receive an annual base salary of **C$350,000** as it may be adjusted from time to time in accordance with this Agreement (the "**Base Salary**"). All such Base Salary will be due and payable by the Company to the Executive pro rata on a semi-monthly basis in arrears, net of applicable statutory deductions, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as the Executive and the Company may agree, from time to time.

Section 4.2 Increase in Base Salary

The Company will review, at least annually, the Base Salary payable to the Executive from time to time during the continuance of this Agreement. The Company may, in its discretion, increase (but not decrease) the Base Salary depending on the Executive's performance of the Services and having due regard to the financial circumstances of the Company.

Section 4.3 Shares

As part of the Executive's compensation, the Executive shall be issued a number of shares of the Company's common stock equal to **$150,000** annually; **divided** by the average volume weighted average price of the Company's common stock for the five trading days immediately preceding the date of issuance (the "Compensation Shares"). Shares shall be issued on a quarterly basis, in arrears, on the last trading day of each calendar quarter.

As a condition of receiving the Compensation Shares, the Executive agrees to enter into any lock-up agreement or escrow agreement required or considered reasonably necessary by the Company to enable the Company to list its common shares on any stock exchange or public market, or to complete any future public or private offering of its securities. For the purposes of this Agreement, (i) a lock-up agreement includes, without limitation, an agreement between the Executive, the Company and any underwriter or agent in connection with a financing or listing including restrictions on resale of the Common Shares, and (ii) an escrow agreement includes, without limitation, an agreement between the Executive, the Company and any trustee or agent engaged by the Company to act as escrow agreement in connection with the listing of the Company's common shares and providing for the deposit of the Compensation Shares into escrow subject to an escrow release period. The Executive further acknowledges that (i) the Compensation Shares may be subject to restrictions on resale imposed under applicable securities rules, and (ii) the issuance of the Compensation Shares will be subject to stock exchange approval upon listing of the common shares of the Company. The Company will use commercially reasonable efforts to obtain such required stock exchange approvals.

Section 4.4 Increase in Shares

The Company will review, at least annually, the Shares payable to the Executive from time to time during the continuance of this Agreement. The Company may, in its discretion, increase (but not decrease) the Shares depending on the Executive's performance of the Services and having due regard to the financial circumstances of the Company.

Section 4.5 Performance Bonuses

The Executive may receive, but is not guaranteed, an annual cash bonus of 30% of base salary at target and up to 100% of base salary based on performance targets established by the Board from time to time (the "**Bonus**"), provided that the setting of performance targets and the grant of any Bonus is at the sole discretion of the Board.

Section 4.6 Stock Options

The Executive will be eligible to participate in the Company's stock option plan, as in effect from time to time, (the "**Stock Option Plan**"). All grants of stock options made to the Executive will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and subject to approval of the Board and any stock exchange on which the Company's shares are

traded. The grant of any stock options will be made at the discretion of the Board in accordance with the terms of the Stock Option Plan. The Executive acknowledges that the Board will be entitled to impose vesting conditions in connection with any grant of options. The Executive will be entitled to receive 9% of the new options to be allocated upon the exercise of the current granted options. These options shall be granted at the IPO price and within one week of the IPO. Based on current recommendations from management it is expected that the number of options to be granted to the Executive as of the effective date of this agreement, will be approximately 103,000 to be vested over 3 years.

Section 4.7 Group Insurance and Health Benefits

The Executive will be eligible to participate in, and the Company will pay the premiums in respect of, any group medical and dental insurance, health, extended health, life, long-term disability, and accidental death and dismemberment insurance and pension plans applicable to the executives of the Company from time to time (together, the "**Benefits**"). Entitlement to the Benefits under any plan shall be determined by the plan carrier in accordance with the terms and conditions of such plan.

It is understood that the Executive and his dependants are currently covered by a Cigna Platinum policy for which the Executive is not required to pay the premiums. Should the Executive be required to pay the premiums of this policy, the Company will reimburse the Executive for 50% of the monthly premiums for a period of up to two (2) years from the effective date of this Agreement. The Executive will be expected to sign onto the Company's Group Insurance and Health Benefits plan no later than two (2) years from the effective date of this Agreement.

Section 4.8 Travel Benefit

The Company will purchase or pay the Executive the equivalent of; airfare for four (4) round trip (Business Class) per year between Vancouver and New York.

Section 4.9 Payment of Compensation and Status as a Taxable Employee

It is hereby also acknowledged and agreed that the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated and payable on a net basis for which all required statutory taxes will first be deducted by the Company and remitted on behalf of the Executive to all applicable taxation authorities in each instance.

ARTICLE 5- ANNUAL VACATION

Section 5.1 Period

The Executive will be entitled to **four (4)** weeks of paid vacation during each calendar year, to be taken at a time or times that are approved by the Company, taking into account the operational requirements of the Company and the need for timely performances of the Services. The Executive will also generally be entitled to all statutory holidays, though the performance of the Services may require that the Executive work on such days, for which the Executive will not be compensated or given time in lieu thereof. Unused vacation may be carried over for up to twenty-four months after the completion of each fiscal year after which time it will be paid out.

ARTICLE 6- EXPENSES

Section 6.1 Reimbursement of Expenses

The Company will reimburse the Executive for all pre-approved and reasonable travel (other than auto) and other out-of-pocket expenses incurred by the Executive directly related to the performance of the Services (collectively, the "**Expenses**"). The Executive will account for such Expenses in accordance with the policies and directions provided by the Company from time to time.

Section 6.2 Relocation Assistance

The Company will provide private, furnished accommodation to the Executive for the first three (3) months of employment. Relocation assistance will be provided to the Executive as outlined in the Company's Relocation Assistance Policy & Procedures document in Schedule B. The amount specified for a move of 4001 KM or more may be applied to the purchase of furniture and household goods.

ARTICLE 7- TERMINATION

Section 7.1 Definitions

In this Agreement:

(a) "**Just Cause**" means any material breach of this agreement and any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law, including an act involving gross negligence, or wilful misconduct, commission or a felony, becoming bankrupt, or any material omission in the performance of Services, or the doing or condoning any unlawful or manifestly improper act; and

(b) "**Change In Control**" means either: (i) a merger or acquisition in which the Company is not the surviving entity; except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions completing within 12 months. For the purposes of this Agreement, Change of Control" does not include a Going Public Transaction.

(c) "**Constructive Dismissal**" includes, but shall not be limited to a demotion in either title or within the Company organizational structure or a change in the duties of the Executive, any changes in the fundamental terms of this Agreement without the consent of the Executive and to the detriment of the Executive.

(d) "**Effective Date of Termination**" means the date on which this Agreement has been terminated in accordance with the terms set forth herein.

Section 7.2 Termination by the Company for Just Cause

(1) The Company may terminate the employment of the Executive under this Agreement summarily, without any notice or any payment in lieu of notice, for Just Cause.

(2) The Executive acknowledges that the Company's stock option plan provides for immediate termination of any unexercised Stock Option, even if vested, upon dismissal for Just Cause.

Section 7.3 Voluntary Termination by the Executive

The Executive may terminate the Executive's employment under this Agreement for any reason by providing not less than 30 calendar days' notice in writing to the Company; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion.

Section 7.4 Death of the Executive

The employment of the Executive will terminate upon the death or determination of the permanent disability of the Executive which renders performance of the Services contemplated hereby impossible.

Section 7.5 No Payments in Certain Events

Upon either:

(a) termination for Just Cause in accordance with Section 7.2 herein; or

(b) by the voluntary termination of employment by the Executive in accordance with Section 7.3 herein,

the Executive will be entitled to compensation earned by the Executive before the Effective Date of Termination calculated pro rata up to and including the Effective Date of Termination, reimbursement of any outstanding expenses as of the Effective Date of Termination and any outstanding Vacation pay as of the Effective Date of Termination but will not be entitled to any severance or other payments under this Agreement or otherwise.

Section 7.6 Payments in the Event of Termination by Company Without Just Cause

The Company will, if it elects for convenience to terminate the employment of the Executive, or if there is Constructive Dismissal of the Executive, provide the Executive with the following as soon as practicable following the Effective Date of Termination:

(a) payment of the total of:

(i) severance in lieu of notice equal to twelve months of the then Base Salary only;

(ii) issuance of Compensation Shares as at the Effective Date of Termination, to the extent that such Compensation Shares have not been issued in full;

(iii) any cash bonus at target earned but not paid as at the Effective Date of Termination;

(iv) any outstanding Vacation pay as at the Effective Date of Termination; and

(v) any outstanding Expenses as at the Effective Date of Termination;

(b) maintain the Executive's then Group Benefits for twelve months from the Effective Date of Termination;

(c) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 30 calendar days from the Effective Date of Termination.

Section 7.7 Payments in the Event of Termination that the Executive is not Legally Entitled to Work in Canada

In the event that the Executive has not obtained the required legal entitlement to work in Canada by August 31, 2021 or ceases to have such right at any time thereafter, either the Company or the Executive may terminate this Agreement by written notice to the other, in which case the Company's obligations will be limited to the following:

(a) Payment of the total of:

(i) Any unpaid Base Salary (and cash bonus at target only) through to the Effective Date of Termination, calculated on a pro rata basis;

(ii) Any outstanding Vacation pay as at the Effective Date of Termination; and;

(iii) Any outstanding Expenses as at the Effective Date of Termination;

(b) Issuance of Compensation Shares for the period from July 15, 2021 to the Effective Date of Termination, to the extent that such Compensation Shares have not been issued in full;

(c) Maintain the Executive's then Group Benefits for three months from the Effective Date of Termination;

(d) Subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 30 calendar days from the Effective Date of Termination.

For clarity, upon termination under this Section 7.7, the Company will not have any obligation to pay the Executive any severance or termination payment or payment in lieu of notice to the Executive and its payment obligations will be limited as described above in paragraphs (a) to (d) of this Section 7.7

Section 7.8 Payments in the Event of Termination upon a Change In Control

If at any time within 12 months after the occurrence of a Change of Control either (i) the Company terminates the Executive's employment without Just Cause, or (ii) the Executive terminates the Executive's employment as a result of a Constructive Dismissal, the Company will as soon as practicable following the Effective Date of Termination:

(a) pay the total of:

(i) severance in lieu of notice equal to twelve months of the then Base Salary only;

(ii) issuance of Compensation Shares as at the Effective Date of Termination, to the extent that such Compensation Shares have not been issued in full;

(iii) any cash bonus at target earned but not paid as at the Effective Sate of Termination;

(iv) any outstanding Vacation pay as at the Effective Date of Termination; and

(v) any outstanding Expenses as at the Effective Date of Termination;

(b) maintain the Executive's then Group Benefits for a period of twelve months from the Effective Date of Termination;

(c) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 90 calendar days from the Effective Date of Termination.

Section 7.9 Executive to Provide Release and Resignation

As of the Effective Date of Termination and so soon thereafter as practicable and as a condition of receiving payments provided for under this Agreement upon termination, the Executive will execute and deliver to the Company a full and final release of the Company, in the form which shall be in a the form mutually agreed upon within 15 days of the Effective Date of this Agreement, in respect of the Executive's employment under this Agreement and otherwise against payments of amounts due the Executive hereunder. The Executive will concurrently provide a written resignation from any office held in the Company or any affiliate as of Effective Date of Termination.

Section 7.10 Manner of Payment

The Company shall pay the amounts referred to in Section 7.5, Section 7.6, Section 7.7 and Section 7.8 herein in a lump sum payment within fourteen business days after receipt by the Company of the executed full and final release referred to in Section 7.9 herein.

Section 7.11 Return of Assets and Documents

All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories and again including, but not being limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive, will at all times remain the property of the Company and, on termination of the Executive's employment for any reason, the Executive will promptly deliver to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive, and will not reproduce or copy any such property or other property of the Company.

ARTICLE 8- CONFIDENTIALITY

Section 8.1 Confidential Information

(1) The Executive acknowledges that:

(a) the Executive may, during the course of employment with the Company, acquire information which is confidential in nature or of great value to the Company and its subsidiaries including, without limitation, matters or subjects concerning its business plan, corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the "**Confidential Information**"); the disclosure of any of which to competitors, customers, clients or suppliers of the Company, unauthorized personnel of the Company or to third parties would be highly detrimental to the best interests of the Company; and

(b) the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company's goodwill, constitute proprietary rights which the Company is entitled to protect.

(2) The Executive will, while employed with the Company and at all times thereafter:

(a) hold all Confidential Information that the Executive receives in trust for the sole benefit of the Company and in strictest confidence;

(b) protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all reasonable lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c) neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Company or to any third party, nor use Confidential Information for any purpose other than the purposes of the

Company, without the prior written consent of the Company, which consent may be withheld in the Company's sole and absolute discretion.

(3) The restrictions on the Executive's use or disclosure of all Company Information, as set forth in this Article 8, shall continue following the expiration or termination of the Executive's employment with the Company regardless of the reasons for or manner of such termination.

(4) Notwithstanding Section 8.1(2) herein, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Company at the expense of the Company in seeking any such protective order.

(5) The Executive acknowledges that the Company is a reporting company within the meaning of the federal securities laws and regulations of the United States and that it is bound by all such laws and regulations as they pertain to the executives of such companies, including all restrictions on insider trading, and that it may not trade in the securities of the Company without complete compliance with all such laws and regulations and policies of the Company, including the duty to pre clear any such trades with the Company's counsel, and only during periods in which the Company has opened a trading window for executives. In addition, the Executive will agree to be bound by all codes of ethics and business conduct and policies governing disclosure of confidential information, trading in securities and other matters adopted from time-to-time by the Company and generally applicable to executives of the Company.

ARTICLE 9- NON-COMPETITION AND NON-SOLICITATION

Section 9.1 Non-Competition and Payments for Enforcement by the Company during Restricted Period

(1) The Executive acknowledges that the Executive's Services under this Agreement are of special, unique and extraordinary character which give the Executive value to the Company; the loss of which cannot adequately be compensated in damages or by an action at law. In addition to, and not in limitation of any other restrictive covenant which may be binding on the Executive, the Executive shall not anywhere in Canada, for a period equal to the length of time determined by severance in lieu of notice, after the termination of this Agreement (the "**Restricted Period**" herein) for any reason in any manner whatsoever:

(a) carry on, engage in, or be concerned with or interested in; or

(b) permit the Executive's name or any part thereof to in any manner whatsoever to be used or connected with any business that is, or any interest in any business that is,

or involves to any material degree, a business competitive to the business of the Company.

(2) The Executive agrees that:

(a) all restrictions contained in Section 9.1 herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive;

(b) the remedy available to the Company at law for any breach by him of Section 9.1 herein will be inadequate and that the Company, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Executive without the necessity of proving actual damage to the Company; and

(c) if the foregoing covenant is found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenant, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

Section 9.2 Non-Solicitation

The Executive hereby agrees that the Executive will not, during the period commencing on the Effective Date hereof and ending one year following the termination or expiration of this Agreement for any reason, be a party to or abet any solicitation of employees, customers, clients, referral services, consultants or suppliers of the Company or any of its subsidiaries, to transfer business from the Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

ARTICLE 10- OWNERSHIP OF INTELLECTUAL PROPERTY

Section 10.1 Definitions

In this Agreement, "**Inventions**" means, collectively, all:

(a) discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto) (collectively the "**Materials**"), and

(b) each and every part of the foregoing,

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive's duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive's employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Section 10.2 Exclusive Property

The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights

and interest in and to each such Invention, whether or not registrable (collectively, the "**Intellectual Property Rights**"), shall belong exclusively to the Company.

Section 10.3 Work for Hire

For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof, including without limitation under the pertinent laws and regulations of the United States, including but not limited to all provisions of Title 17 of the United States Code, as amended from time to time.

Section 10.4 Disclosure

The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Section 10.5 Assignment

The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns) all of the Executive's right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

Section 10.6 Moral Rights

The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive's moral rights in respect of the Inventions.

Section 10.7 Further Assistance

The Executive agrees to assist the Company in every proper way (but at the Company's expense) to obtain and, from time to time, at the Company's expense, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive's obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

Section 10.8 Representations and Warranties

The Executive hereby represents and warrants that as of the Effective Date of this Agreement and during the term of this Agreement, the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive's obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (a) with respect to any Invention or (b) that require the Executive not to disclose the same.

ARTICLE 11- OTHER PROVISIONS

Section 11.1 Waivers and Amendments

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

Section 11.2 Entire Agreement

This Agreement constitutes the entire understanding and agreement of the parties hereto concerning the subject matter hereof, and supersede all prior or contemporaneous written or oral understandings or agreements of the parties, and there are no other agreements or understandings between the parties.

Section 11.3 No Representation or Claims

The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the effective date of this Agreement.

Section 11.4 Governing Law

The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable thereto. Notwithstanding the foregoing, any matters appurtenant hereto which are covered by United States securities and/or intellectual property laws shall be governed by and construed and enforced in accordance therewith. Each of the Executive and the Company hereby irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of British Columbia, Canada with respect to any dispute related to this Agreement.

Section 11.5 Notices

Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if feasible transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a) if to the Company:

AgriFORCE Growing Systems Ltd.
Suite 600
777 Hornby Street
Vancouver, BC V6Z 1S4
Attention: Ingo Mueller

E-mail: imueller@agriforcegs.com

(b) if to the Executive:

Mauro Pennella
344 Chestnut Hill Road
Norwalk, CT 06851 USA
E-mail: mauro.pennella@icloud.com

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission, email or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. "Business Day" means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia, Canada.

Section 11.6 Assignment

The Executive may not assign this Agreement or any right or obligation under it.

Section 11.7 Survival

The obligations of Article 7, Article 8, Article 9, and Article 10 shall survive the termination of this Agreement.

Section 11.8 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Section 11.9 Independent Legal Advice

The Executive acknowledges that the Company has recommended that the Executive obtain independent legal advice with respect to this Agreement, and that the Executive has had a reasonable opportunity to do so prior to executing this Agreement.

Section 11.10 Enurement

This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Section 11.11 Further Assurances

The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to give full force and effect to this Agreement.

Section 11.12 Personal Information

The Executive acknowledges that the Company is obligated to comply with the British Columbia Personal Information Protection Act and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in seeking to ensure that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information. The Executive acknowledges that the Executive may be required by the Company to complete a personal information form for NASDAQ and/or the SEC and have it notarized and delivered to NASDAQ and/or the SEC.

Section 11.13 Captions

The headings, captions, article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Section 11.14 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this agreement as of the date inserted on page one with intended effect from the Effective Date.

AGRIFORCE GROWING SYSTEMS LTD.

By: ______________________________

Name: Ingo Mueller
Title: CEO

Signed, Sealed and Delivered by **Mauro Pennella** in the presence of:

____
Witness (Signature)

____
Name (please print)

____
Address

____
City, Province

____
Occupation

____
Mauro Pennella

SCHEDULE A

PRESIDENT AND CHIEF MARKETING OFFICER AGRIFORCE BRANDS

PRESIDENT AGRIFORCE BRANDS & CHIEF MARKETING OFFICER AGRIFORCE GROWING SYSTEMS LTD

SUMMARY

The President and CMO President of AgriFORCE brands is responsible for developing and executing a clearly defined commercial strategy, including branding, competitive positioning and M&A to leverage the AgriFORCE cultivation IP and solutions across multiple agriculture verticals which include foods, plant based proteins, cannabis, plant based nutraceuticals and plant based vaccines; in a manner that supports consistent business growth, robust financial returns and establishes brand equity and awareness to provide consumers and businesses more sustainable and better-quality products and ingredients.

MP MB

This position is responsible for strategy, planning, organizing, staffing, training and managing all

functions to achieve the Company's objectives of sales, growth, profitability, and visibility while ensuring a consistent marketing message and position consistent with the corporate direction across all of the Company's brands and or offerings.

REPORTING LINE

Reports directly to CEO

Subordinates: TBD

MAIN DUTIES

- Create the Company's strategy to leverage the Company's IP's and unique value proposition and points of differentiation across multiple unique verticals both as a Company brand(s) and the development and introduction of brands by the Company with a focus on determining the appropriate strategy with respect to B2B and B2C within each vertical.
- Work with the Company's customers and partners to develop key brand within brand supporting brand strategies and narrative where applicable.
- Work with AgriFORCE's Cultivation Solutions business to lead product development; identifying key opportunities to develop the Company's own

brands and/or products centered on unique points of differentiation and IP to offer to current and future customers and or partners.

- Provide key strategic insights and experience to the leadership teams of each of the AgriFORCE cultivation solutions businesses where applicable.
- Create, prioritize, manage, coordinate and execute all sales and marketing strategies and implement tactical plans that meet and exceed company expectations including the prioritization of resources to achieve the highest ROI across verticals.
- Develop unique value propositions, business partnerships, category management, as well as promotion and advertising campaigns leveraging the uniqueness of the Company's business and IP and its brand appeal across various verticals in order to increase overall brand awareness of AgriFORCE.
- Analyze and evaluate, plan and execute potential marketing activities and strategies. Develop key indicators to measure efficiency and effectiveness of marketing programs.
- Conduct and analyze market research to determine competitiveness with direct and indirect competing concepts.
- Develop a management team showing strong vision and leadership together with developing a culture of innovation to enhance the brand and customer experiences.
- Coach, mentor and raise the team's ability to deliver and exceed expectations.
- Develop and prepare key messaging, presentation and collateral materials to enhance the brand value and attract key partners and brand endorsers/ambassadors.
- Research and analyze demographic and economic trends, characteristics of customers, their tastes and preference providing regular and consistent feedback for business development and particular to current and potential partners and brands whilst driving business development to identify both new markets and opportunities.
- Work with CEO, CSO and Director M&A to identify opportunities and criteria for acquiring companies or IP to complement organic growth in particular to drive revenue and earnings and accomplish strategic objectives.
- Establish and implement short and long range department goals and objectives.
- Establish and implement the sales and marketing department's policies and procedures.
- Establish and maintain the highest quality standards in customer service by establishing and enforcing organization standards and be an active participating member in the ISO 900 quality committee.

SCHEDULE B

AgriFORCE

RELOCATION ASSISTANCE POLICY & PROCEDURES

(Adopted March 8, 2019)

PART 1 POLICY

1 Policy Statement

Canivate Growing Systems Ltd. ('the Company') may provide financial assistance to eligible new employees to reduce the impact of moving and relocation expenses. Financial assistance may be offered when it is desirable to attract staff from outside of the Vancouver area. Please note that there is no obligation on the part of Canivate Growing Systems Ltd. to provide this assistance.

2 Policy Purpose

The aim of the policy is to outline the relevant steps in the relocation assistance process and to assign individual responsibilities for each of these steps.

3 Policy Scope

3.1 This policy is intended for all staff who are involved in the relocation process within Canivate Growing Systems Ltd.

3.2 This policy outlines all procedures concerned with relocation assistance. It is to ensure that all aspects of relocation are carried out in a proper and efficient manner.

4 Roles & Responsibilities

4.1 All staff involved in relocation must adhere to this policy.

4.2 The Vice President of Human Resources (HR) will amend this policy as required

4.3 HR will ensure this policy is accessible.

4.4 HR will liaise with the CFO or their designate in the relocation process.

PART 2: PROCEDURES

5 Eligibility

5.1 Relocation assistance may be provided to newly hired regular full-time employees upon acceptance of their employment contract when their principal residence is more than fifty (50) kilometers from the Company location.

5.2 Relocation assistance is a taxable benefit.

6 Approvals

6.1 Approval from the VP Human Resources and the Chief Financial Officer (CFO) is required before relocation assistance is offered to a prospective employee being offered a position.

6.2 Newly hired employees approved for relocation assistance are to be provided a copy of this procedure.

7 Levels of Assistance

7.1 Financial assistance may be provided as follows:

- Fifty-one (51) kilometers to one thousand (1000) kilometers - up to $6,000.00 plus up to $1,000.00 in total for expenses for two people to search for new accommodation
- One thousand and one (1001) kilometers to four thousand (4000) kilometers – up to $10,000.00 plus up to $2,000.00 in total for travel expenses for two people to search for new accommodation
- Four thousand and one (4001) kilometers or more – up to $15,000.00 plus up to $2,500.00 in total for travel expenses for two people to search for new accommodation
- Up to $20,000.00 for relocation from a location other than North America plus up to $3,000.00 in total for travel expenses for two people to search for new accommodation

8 Conditions

8.1 Relocation assistance is provided only toward those costs directly related to the actual relocation of the employee, immediate family, household goods and the real estate and legal fees arising from the sale and purchase or lease of a principal residence.

8.2 Approved moving expenses will be reimbursed subject to the submission of all receipts for the relocation. Advance payment to a moving company may be made upon approval of the CFO; provided the newly hired employee has provided three (3) quotations from accredited moving companies.

8.3 Relocation assistance is provided with the understanding that an employee will be employed for at least three years. If an employee resigns before completing three years of employment, the repayment of relocation assistance required shall be one-thirty-sixth (1/36) of the total assistance provided for each whole month not worked.

8.4 Time allowance for relocation will be at the Company's discretion and considered on a case by case basis.

9 Retention of Records

9.1 All records relating to relocation assistance will be maintained and archived by the Finance & Administration department under direction of the CFO.